Exhibit 99.1

CoBiz Financial Announces Fourth Quarter 2010 Results

Preliminary net income of $3.3 million; Improving Asset Quality Trends

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.4 billion in assets, announced preliminary net income of $3.3 million for the fourth quarter of 2010, as compared to a net loss of $4.5 million for the fourth quarter of 2009. Preliminary net income available to common shareholders was $0.06 per diluted common share versus a net loss of $0.15 per diluted common share in the prior year quarter.

For the year ended December 31, 2010, the Company reported preliminary a net loss of $7.0 million, or $0.30 per diluted common share, as compared to a net loss of $83.0 million, or $2.98 per diluted common share for 2009. The 2009 results included a $46.2 million goodwill impairment charge.

The results discussed herein, and the related financial tables, are subject to the completion of the Company’s evaluation of whether a valuation allowance should be established for deferred tax assets.

Financial Performance — Fourth Quarter 2010

•             Preliminary net income available to common shareholders of $0.06 per diluted common share was a significant improvement from the net loss of $0.08 per diluted common share in the third quarter of 2010 (linked-quarter basis).  The current quarter results were up $0.21 per share from the net loss available to common shareholders of $0.15 reported for the fourth quarter of 2009.  The improvement in quarterly operating results was driven by positive credit trends, lower credit costs and stronger fee income.

•             The provision for loan and credit losses (Provision) was $3.4 million for the fourth quarter of 2010, a $3.9 million, or 53%, decline from the third quarter of 2010 and $13.1 million lower than the prior year period.  The current quarter Provision benefited from improving credit quality and higher than expected loan recoveries.

•             During the fourth quarter of 2010, the Company charged-off, net of recoveries, $3.0 million, as compared to $10.0 million in the third quarter of 2010, and $22.9 million during the fourth quarter of 2009.  Recoveries included in net charge-offs increased to $2.2 million in the current quarter, from $1.1 million in the third quarter of 2010.

•             The allowance for loan and credit losses (Allowance) was 4.01% of total loans at December 31, 2010, relatively unchanged on a linked-quarter basis. The Allowance covered 154% of nonperforming loans (NPLs) at December 31, 2010.

•             Nonperforming assets (NPAs) were $67.8 million at December 31, 2010, or 2.81% of total assets, a 27% decrease from prior linked-quarter NPAs of $92.9 million. NPAs were $104.5 million at December 31, 2009, or 4.24%, of total assets.

•             The net interest margin decreased 7 basis points (0.07%) to 4.26% for the fourth quarter of 2010, from 4.33% in the third quarter of 2010. The net interest margin was 4.36% for the fourth quarter of 2009.

•             Noninterest income finished the year stronger, at $10.4 million during the fourth quarter 2010, compared to $8.0 million in the prior linked-quarter, and 60% greater than the prior year quarter of $6.5 million.

•             Total loans held for investment and sale (Loans) were $1.6 billion as of December 31, 2010, a $1.1 million increase from the prior linked-quarter.

•             Deposits and customer repurchase agreements (Customer Repos) excluding wholesale brokered sources (Customer Funding) decreased by $20.0 million on a linked-quarter basis as the Company continued to focus on exiting higher-priced deposits. Year-over-year, Customer Funding decreased by $51.3 million.

•             Total noninterest-bearing demand accounts were $681.5 million, a 10% increase from the prior linked-quarter, and represent 36.1% of total deposits as of December 31, 2010, compared to 32.7% as of September 30, 2010 and 27.6% as of December 31, 2009.

•             The average cost of total deposits decreased to 51 basis points (0.51%) from 59 basis points in the linked-quarter and 94 basis points in the prior year quarter.

“I was very pleased with how strong we ended 2010, after two of the most challenging years ever experienced by our industry,” said Chairman and CEO Steve Bangert.

“During the year, we achieved a significant reduction in problem assets, with nonperforming assets decreasing by more than 35% from the prior year.  Our Provision expense decreased accordingly, allowing us to return to profitability in the fourth quarter.  Also contributing to our improved results was much stronger fee income.

“But perhaps as important, we saw our consistent marketing efforts rewarded with positive net loan generation during the last quarter. During a very challenging financial period, we made some difficult decisions, opting to invest in building and upgrading our business development team. The initial return from these investments was demonstrated by our success in building a very attractive, low-cost funding base.  I am glad to now see our efforts beginning to payoff. Although I expect that loan growth will continue to be a challenge in the coming year, our priority will be to return to growing the franchise and capitalizing on opportunities as we expect the economy to turn.”

Loans

Total Loans at December 31, 2010, were $1.6 billion, an increase of $1.1 million on a linked-quarter basis. Although the increase was modest, it is the first net loan growth experienced in eight quarters. The increase is attributed primarily to growth from the Company’s recent Jumbo mortgage and tax-exempt financing initiatives. Jumbo mortgage loans, reported within the Consumer Loan category, totaled $27.6 million at December 31, 2010, a linked-quarter increase of $19.0 million. Leases (reported as Other Loans) increased by $11.7 million during the current quarter.  Offsetting these increases were continued paydowns of $8.4 million, or 9.1% in Land Acquisition and Development (A&D) and $14.8 million, or 1.8% decline in Commercial Real Estate. The Commercial & Industrial (C&I) portfolio was also down slightly, $4.5 million, for the quarter.

The Company continues to diligently pursue new credit relationships at a time when the number of quality borrowers remains low and competition among banks to earn the business is high. New credit relationships of $77.1 million were added during the quarter and advances on existing lines totaled $65.3 million. New and advanced loans were offset by paydowns and maturities of $136.2 million during the fourth quarter.  In addition, the Company charged-off, excluding recoveries, $5.1 million during the current quarter.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2010	2010	2010	2010	2009
Loans - beginning balance	$1,642,623	$1,688,028	$1,727,874	$1,782,686	$1,879,969
New credit extended	77,089	67,371	73,570	37,145	63,932
Credit advanced	65,343	86,272	77,965	66,185	90,878
Paydowns & maturities	(136,191)	(187,930)	(175,251)	(139,900)	(228,351)
Gross loan charge-offs	(5,137)	(11,118)	(16,130)	(18,242)	(23,742)
Loans - ending balance	$1,643,727	$1,642,623	$1,688,028	$1,727,874	$1,782,686

Net change - loans outstanding	$1,104	$(45,405)	$(39,846)	$(54,812)	$(97,283)
Net change, excluding charge-offs	6,241	(34,287)	(23,716)	(36,570)	(73,541)

Overall, loan portfolio composition continues to improve as concentrations in Land A&D, Construction and Investor Real Estate have decreased. The C&I portfolio totaled $565.1 million, or 34.4% of total Loans at December 31, 2010, compared to 31.4% at December 31, 2009.  Commercial real estate accounted for 47.7% of total Loans, with owner occupied properties tied to the Company’s C&I portfolio representing 55.2% of this category. Overall, 60.7% of total Loans relate to the Company’s C&I book.

The Land A&D portfolio continued to decline, totaling $83.9 million or 5.1% of the overall portfolio at December 31, 2010, compared to $152.7 million, or 8.6% at December 31, 2009.  Over the past year management has focused on reducing the Land A&D portfolio by proactively working with customers and taking aggressive steps in provisioning for and charging-off problem credits.  Construction loans accounted for $86.9 million or 5.3% of the portfolio at December 31, 2010, compared to $144.1 million or 8.1% at December 31, 2009.

Investment Securities

The Company had investment securities available for sale with a carrying value of $637.4 million at December 31, 2010, a $77.5 million increase from September 30, 2010.  The unrealized gain on the investment portfolio decreased $5.4 million from September 30, 2010, to $11.4 million at December 31, 2010.  The unrealized gain decreased $0.6 million from $12.0 million at December 31, 2009.

The portfolio consists primarily of mortgage-backed securities (MBS) backed by U.S. government agencies with a book value of $395.8 million and a market value of $405.6 million. The remaining MBS are non-agency, private-label securities with a net book value of $4.3 million and a market value of $2.4 million. The portfolio does not contain any collateralized debt obligations or securities backed by sub-prime mortgage loans. At December 31, 2010, the Company had agency debentures with a book value of $80.2 million and a market value of $80.6 million.  Investments also include single-issuer trust preferred securities, corporate debt securities and municipal bonds with a book value of $145.7 million and a fair value of $148.8 million.  All trust preferred securities in the Company’s portfolio continue to pay dividends.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $2.0 billion, a decrease of $20.0 million on a linked-quarter basis, and a decrease of $61.6 million from December 31, 2009.  The decrease from September 30, 2010 was primarily in the higher-cost CD, Eurodollar and money market categories, offset by an increase in noninterest-bearing demand deposits.  Total noninterest-bearing demand accounts represented 36.1% of total deposits as of December 31, 2010, the highest level in the Company’s history, and have been at or above 27.0% since December 31, 2008.  As a result of the Company’s favorable funding mix, the average cost of total deposits for the fourth quarter of 2010 decreased to 51 basis points (0.51%), as compared to 59 basis points (0.59%) in the third quarter of 2010.

Customer Funding decreased $20.0 million on a linked-quarter basis and $51.2 million compared to December 31, 2009.  The Company is gaining market share by attracting and building low-cost depository relationships, while also reducing higher cost certificates of deposit. The Company expects that these depository relationships will serve as an embedded funding base to support potential future loan growth in an improving economy.  The Company continues to have a strong liquidity position due to the combination of low loan demand and strong deposit generation.  At December 31, 2010, total Loans to Customer Funding was 80.3% compared to 85.0% at the year earlier period.

Allowance for Loan and Credit Losses and Credit Quality

NPAs were $67.8 million at December 31, 2010, a decrease of $25.1 million from $92.9 million at September 30, 2010.  NPLs were $42.7 million at December 31, 2010, a decrease of $21.2 million from $64.0 million at September 30, 2010.  NPLs to total Loans were 2.6% at December 31, 2010, down from 3.9% at September 30, 2010. Other real estate owned acquired through foreclosure (OREO) and other foreclosed assets decreased $3.8 million on a linked-quarter basis to $25.1 million at December 31, 2010.  Other real estate owned and other foreclosed assets have decreased for two consecutive quarters.

Approximately 49.2% of NPLs are within the Colorado portfolio and 50.8% are in Arizona. Construction and Land A&D loans continue to exhibit the greatest weakness with 14.5% and 11.7%, respectively, of total Loans in their category on nonperforming status. Nonperforming C&I loans increased slightly to $8.8 million or 1.6% of the category total from $8.0 million or 1.4% at September 30, 2010.  Nonperforming Real Estate loans decreased to $8.5 million, or 1.1%, from $23.3 million or 2.9% at September 30, 2010.

Of the $25.1 million of OREO, $12.6 million, or 50.4%, is located in Colorado and $12.5 million, or 49.6%, is located in Arizona. During the fourth quarter of 2010, the Company recognized valuation adjustments of $1.6 million on its OREO properties.  The Company holds seven properties with an average carrying value of $1.8 million in Colorado, the largest being $7.9 million.  Excluding the largest property, the average OREO carrying value in Colorado is $788,000.  In Arizona, the Company holds 22 OREO properties, with an average carrying value of $566,000, the largest being $1.9 million.

Provision for loan and credit loss for the fourth quarter of 2010 totaled $3.4 million, a decline of $13.1 million, or 79.3% less than in the year-earlier quarter and $3.9 million, or 53.4%, less than the prior linked-quarter. The Company charged-off (net of recoveries) $3.0 million in the fourth quarter of 2010 compared to $10.0 million in the prior linked-quarter and $22.9 million during the year-earlier period. The Allowance increased $0.5 million to $66.0 million at December 31, 2010, from $65.5 million at September 30, 2010. The Company’s Allowance to total loans held for investment increased to 4.01% at December 31, 2010 from 3.99% at September 30, 2010. The Allowance was 154.3% of NPLs at December 31, 2010.

Shareholders’ Equity

As of December 31, 2010, total shareholders’ equity was $217.3 million. The Company’s total tangible shareholders’ equity was $213.2 million. The tangible shareholders’ equity to tangible assets ratio was 8.9% and the tangible common equity ratio was 6.3% at December 31, 2010.  (See the accompanying Reconciliation of Non-GAAP Measures to GAAP for the tangible equity and related ratios).

On January 20, 2011, the Board of Directors of CoBiz Financial Inc. declared a $0.01 cash dividend on its common stock. This dividend will be paid on February 7, 2011 to shareholders of record on January 31, 2011.

Net Interest Income and Margin

Net interest income for the fourth quarter of 2010 increased $0.1 million on a tax equivalent basis, to $24.1 million from the prior linked-quarter.  Net interest income on a tax equivalent basis for the fourth quarter of 2009 was $25.2 million.  The fourth quarter 2010 net interest margin (NIM) of 4.26% decreased 7 basis points from the prior linked-quarter and 10 basis points from the fourth quarter of 2009.  The full-year NIM for 2010 was 4.37% compared to 4.38% for 2009.  A decrease in average loans, low investment yields and excess liquidity (primarily held in cash deposits at the Federal Reserve) from deposit growth contributed to the contraction of the NIM on a linked-quarter basis.

Average earning assets increased $46.8 million in the fourth quarter of 2010 on a linked-quarter basis as a result of a $54.7 million increase in federal funds sold and interest bearing accounts and a $37.8 million increase in investments, offset by a $45.7 million decrease in average net loans.  Yields on average earning assets decreased 15 basis points on a linked-quarter basis, primarily due the increase in federal funds sold and interest bearing accounts (primarily accounts held at the Federal Reserve).

The rate paid on average interest-bearing liabilities decreased 8 basis points on a linked-quarter basis.  The Company benefited from its deposit mix during the quarter, as higher-priced CDs and money markets partially shifted to noninterest-bearing demand accounts.

By the end of the fourth quarter of 2010, the Company’s excess liquidity was reduced due to loan fundings that occurred very late in the period. In addition, toward the end of the quarter, the Company further reduced its Federal Reserve cash account by redeploying the funds into higher yielding investment securities. The Company expects the earning asset shift from cash into Loans and Investments to positively impact net interest income in future quarters.

Noninterest Income

Noninterest income increased $2.3 million, or 29.3%, on a linked-quarter basis to $10.4 million for the fourth quarter of 2010.  Noninterest income was $6.5 million in the fourth quarter of 2009. As a percentage of total operating revenue, noninterest income increased to 30.1% for the fourth quarter of 2010 from 25.1% for the third quarter of 2010.  Noninterest income as a percentage of total operating revenue was 20.6% for the fourth quarter of 2009.

The noninterest income linked-quarter increase of $2.3 million in the fourth quarter of 2010 is attributable primarily to an increase of $2.0 million in income from the Company’s investment banking subsidiary, Green Manning & Bunch (GMB).

Operating Expenses

Noninterest expense for the fourth quarter of 2010 increased $1.0 million to $27.2 million from $26.2 million in the third quarter of 2010.  Noninterest expense during the fourth quarter of 2009 was $23.8 million.  The Company’s efficiency ratio for the fourth quarter of 2010 was 74.2%, compared to 78.1% for the third quarter of 2010 and 70.3% for the fourth quarter of 2009.

Salaries and employee benefits increased $1.4 million in the fourth quarter of 2010 on a linked-quarter basis.  The increase was primarily due to variable compensation related to higher fourth quarter 2010 revenue.  The net loss on securities, other assets and OREO increased $0.4 million to $1.7 million on a linked-quarter basis.  The Company has continued to be negatively impacted by declining values on OREO.

Other operating expenses decreased $0.7 million on a linked-quarter basis due to a $0.9 million decrease in accounting, legal and professional services, offset by a $0.4 million increase in loan and OREO workout costs. The Company continues to realize a high amount of loan- and OREO-related costs as it works to reduce the level of its nonperforming assets.

In the fourth quarter of 2010, the Company recorded a decrease of $0.7 million in provision for income taxes related to the amendment of a prior year federal income tax return.

Year-over-year, noninterest expense for the fourth quarter of 2010 increased $3.3 million, primarily due to a $2.9 million increase in salaries and employee benefits and a $0.5 million increase in other operating expenses.  The $2.9 million increase in salaries and benefits was due to the aforementioned revenue sharing arrangement on investment banking, a $0.8 million increase in bonus expense, investment in production personnel, increases in non-executive base salaries, and executive retirement costs. Overall, the Company’s full-time equivalent employees remained relatively steady at 542 at the end of 2010 from 545 at the end of 2009.  The increase in other operating expenses of $0.5 million is primarily due to an increase in FDIC and other regulatory assessments.

Deferred Taxes

A deferred income tax liability or asset is recognized for temporary differences which exist in the recognition of certain income and expense items for financial statement reporting purposes in periods different than for tax reporting purposes. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, taxable income in prior carryback years, projected future taxable income and tax planning strategies in its assessment of a valuation allowance.

The Company has not yet completed its assessment of the need for a valuation allowance for deferred tax assets. At December 31, 2010, the Company had a net deferred tax asset of $32.8 million.  If the Company were to conclude that a valuation allowance was necessary, that conclusion could result in a non-cash valuation charge, which would adversely affect our results of operations.  However, such a non-cash charge would have no impact on our liquidity, and is not expected to have a material impact on our regulatory capital. The Company’s preliminary financial results reported herein do not include the impact of any potential valuation charge. If a valuation allowance is recorded, it will be maintained until a change in circumstances indicates that the deferred taxes are realizable.  At that time, the valuation allowance would be reversed as a non-cash benefit in the results of operations.

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, January 28, 2011, at 10:00 am MDT with Steve Bangert, CoBiz Chairman and CEO. The call can be accessed via the Internet at http://www.videonewswire.com/event.asp?id=75209 or by telephone at 877.493.9121, (conference ID # 32987991).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.  Please see the accompanying Reconciliation of Non-GAAP Measures to GAAP for additional information.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

About CoBiz Financial

CoBiz Financial (NASDAQ:COBZ) is a $2.4 billion financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The company provides commercial banking services through Colorado Business Bank and Arizona Business Bank; wealth planning and investment management through CoBiz Wealth Management, and trust services through CoBiz Trust; property and casualty insurance brokerage and employee benefits through CoBiz Insurance; investment banking services through Green Manning & Bunch; and executive benefits consulting and wealth transfer services through Financial Designs Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would”, “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•                  Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Form 10-K.

•                  Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•                  Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•                  Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and related expenses.

•                  Our ability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•                  Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•                  Our net interest margin may be negatively impacted if we are unable to profitably deploy excess cash into higher yielding loans or investments.

•                  The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•                  Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•                  Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•                 Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

•      If we were to conclude that a valuation allowance is necessary for our net deferred tax asset, such conclusion could result in a non-cash valuation charge which would adversely affect our results of operations.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

December 31, 2010

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2010	2009	2010	2009
INCOME STATEMENT DATA
Interest income	$28,252	$30,973	$115,979	$129,450
Interest expense	4,234	5,981	19,148	26,066
NET INTEREST INCOME BEFORE PROVISION	24,018	24,992	96,831	103,384
Provision for loan losses	3,519	16,557	35,127	105,815
NET INTEREST INCOME (LOSS) AFTER PROVISION	20,499	8,435	61,704	(2,431)
Noninterest income	10,357	6,492	35,008	27,627
Noninterest expense	27,169	23,843	109,112	141,410
INCOME (LOSS) BEFORE INCOME TAXES	3,687	(8,916)	(12,400)	(116,214)
Provision (benefit) for income taxes	355	(4,272)	(5,568)	(32,859)
NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	3,332	(4,644)	(6,832)	(83,355)
Net (income) loss attributable to noncontrolling interest	(10)	106	(209)	314
NET INCOME (LOSS)	$3,322	$(4,538)	$(7,041)	$(83,041)

Preferred stock dividends	(944)	(936)	(3,764)	(3,732)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$2,378	$(5,474)	$(10,805)	$(86,773)

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$0.06	$(0.15)	$(0.30)	$(2.98)
DILUTED	$0.06	$(0.15)	$(0.30)	$(2.98)
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	36,591	36,440	36,540	29,146
DILUTED	36,726	36,440	36,540	29,146

EQUITY MEASURES
Common Shares Outstanding at Period End (in thousands)			36,877	36,724
Book Value Per Common Share			$4.20	$4.59
Tangible Book Value Per Common Share *			$4.09	$4.46
Tangible Common Equity to Tangible Assets *			6.27%	6.65%
Tangible Equity to Tangible Assets *			8.86%	9.16%

* See accompanying Non-GAAP reconciliation.

PERIOD END BALANCES
Total Assets	$2,410,684	$2,466,015
Loans	1,643,727	1,780,866
Loans Held for Sale	—	1,820
Intangible Assets	4,119	4,910
Deposits	1,889,368	1,968,833
Subordinated Debentures	93,150	93,150
Common Shareholders’ Equity	154,920	168,579
Total Shareholders’ Equity	217,334	230,451
Interest-Earning Assets	2,239,254	2,272,201
Interest-Bearing Liabilities	1,472,686	1,659,249

BALANCE SHEET AVERAGES
Average Assets	$2,434,044	$2,556,706
Average Loans	1,693,546	1,948,120
Average Deposits	1,938,670	1,789,127
Average Subordinated Debentures	93,150	93,150
Average Shareholders’ Equity	222,699	235,722
Average Interest-Earning Assets	2,225,698	2,376,128
Average Interest-Bearing Liabilities	1,596,709	1,814,763

CoBiz Financial Inc.

December 31, 2010

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2010	2009	2010	2009

PROFITABILITY MEASURES
Net Interest Margin	4.26%	4.36%	4.37%	4.38%
Efficiency Ratio	74.23%	70.34%	76.49%	68.27%
Return on Average Assets	0.54%	(0.73)%	(0.29)%	(3.25)%
Return on Average Shareholders’ Equity	6.08%	(7.67)%	(3.16)%	(35.23)%
Noninterest Income as a Percentage of Operating Revenues	30.13%	20.62%	26.55%	21.09%

CREDIT QUALITY
Nonperforming Loans
Nonaccrual Loans			$42,532	$78,689
Loans 90 days or More Past Due and Accruing Interest			202	509
Total Nonperforming Loans			42,734	79,198
OREO & Repossessed Assets			25,095	25,318
Total Nonperforming Assets			$67,829	$104,516
Performing renegotiated loans			$16,484	$—

Charge-offs			$(50,627)	$(76,577)
Recoveries			6,276	3,027
Net Charge-offs			$(44,351)	$(73,550)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets			2.81%	4.24%
Nonperforming Loans to Total Loans			2.60%	4.44%
Nonperforming Loans and OREO to Total Loans and OREO			4.06%	5.78%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)			4.01%	4.23%
Allowance for Loan and Credit Losses to Nonperforming Loans			154.33%	97.28%

				Total Loans	NPAs as a
NONPERFORMING ASSETS BY MARKET	Colorado	Arizona	Total	in Category	% of Loans
Commercial	$4,941	$3,848	$8,789	$565,145	1.56%
Real Estate - mortgage	1,768	6,678	8,446	783,675	1.08%
Land Acquisition & Development	1,034	8,791	9,825	83,871	11.71%
Real Estate - construction	12,614	—	12,614	86,862	14.52%
Consumer	686	2,374	3,060	94,607	3.23%
Other Loans	—	—	—	29,567	0.00%
Other Real Estate Owned	12,646	12,449	25,095	25,095
Total Nonperforming Assets	$33,689	$34,140	$67,829	$1,668,822	4.06%

Total Loans	$1,081,436	$562,291	$1,643,727
Total Loans and OREO	1,094,082	574,740	1,668,822
Nonperforming Loans to Loans	1.95%	3.86%	2.60%
Nonperforming Loans and OREO to Total Loans and OREO	3.08%	5.94%	4.06%

CoBiz Financial Inc.

December 31, 2010

(unaudited)

		Investment			Corporate
	Commercial	Banking	Wealth		Support and
(in thousands, except per share amounts)	Banking	Services	Management	Insurance	Other	Consolidated
Net interest income
Quarter ended December 31, 2010	$25,213	$3	$(10)	$(1)	$(1,187)	$24,018
Quarter ended September 30, 2010	25,039	2	(1)	(2)	(1,151)	23,887
Annualized quarterly growth	2.8%	198.4%	(3,570.7)%	198.4%	(12.4)%	2.2%

Quarter ended December 31, 2009	$25,670	$1	$(7)	$(3)	$(669)	$24,992
Annual growth	(1.8)%	200.0%	(42.9)%	66.7%	(77.4)%	(3.9)%

Noninterest income
Quarter ended December 31, 2010	$2,920	$2,766	$2,458	$1,996	$217	$10,357
Quarter ended September 30, 2010	2,780	794	2,443	2,028	(32)	8,013
Annualized quarterly growth	20.0%	985.4%	2.4%	(6.3)%	3,087.1%	116.1%

Quarter ended December 31, 2009	$2,542	$175	$2,021	$1,921	$(167)	$6,492
Annual growth	14.9%	1,480.6%	21.6%	3.9%	229.9%	59.5%

Net income
Quarter ended December 31, 2010	$3,392	$243	$(297)	$(291)	$275	$3,322
Quarter ended September 30, 2010	2,727	(216)	(352)	(141)	(3,915)	(1,897)
Annualized quarterly growth	96.7%	843.1%	62.0%	(422.1)%	424.6%	1,091.5%

Quarter ended December 31, 2009	$(1,512)	$(479)	$(292)	$(121)	$(2,134)	$(4,538)
Annual growth	324.3%	150.7%	(1.7)%	(140.5)%	112.9%	173.2%

Earnings per share (diluted)
Quarter ended December 31, 2010	$0.09	$0.01	$(0.01)	$(0.01)	$(0.02)	$0.06
Quarter ended September 30, 2010	0.08	(0.01)	(0.01)	—	(0.14)	(0.08)
Annualized quarterly growth	49.6%	793.5%	.0%	—	340.1%	694.3%

Quarter ended December 31, 2009	$(0.04)	$(0.01)	$(0.01)	$(0.01)	$(0.08)	$(0.15)
Annual growth	325.0%	200.0%	.0%	.0%	75.0%	140.0%

Total loans
At December 31, 2010						$1,643,727
At September 30, 2010						1,642,623
Annualized quarterly growth						.3%

At December 31, 2009						$1,782,686
Annual growth						(7.8)%

Total deposits and customer repurchase agreements
At December 31, 2010						$2,047,058
At September 30, 2010						2,067,012
Annualized quarterly growth						(3.8)%

At December 31, 2009						$2,108,627
Annual growth						(2.9)%

CoBiz Financial Inc.

December 31, 2010

(unaudited)

In conjunction with the Company’s strategic initiative to create a focused wealth management offering, the Company changed its operating segments in the third quarter of 2010 to reflect an internal realignment of its wealth management components.  As part of this change, the Investment Advisory and Trust segment that was previously reported has been renamed Wealth Management and a business line has been moved from Insurance into the new Wealth Management segment.  All prior period disclosures have been adjusted to conform to the new presentation.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2010	2010	2010	2010	2009

COMMERCIAL BANKING
Income Statement
Total interest income	$27,977	$28,254	$28,910	$29,556	$30,685
Total interest expense	2,764	3,215	3,650	4,085	5,015
Net interest income	25,213	25,039	25,260	25,471	25,670
Provision for loan losses	4,677	5,860	8,326	11,361	14,593
Net interest income (loss) after provision	20,536	19,179	16,934	14,110	11,077
Noninterest income	2,920	2,780	2,343	2,396	2,542
Noninterest expense	9,560	6,902	11,774	8,779	7,837
Income (loss) before income taxes	13,896	15,057	7,503	7,727	5,782
Provision (benefit) for income taxes	5,190	5,674	2,665	2,503	1,513
Net income (loss) before management fees and overhead allocations	$8,706	$9,383	$4,838	$5,224	$4,269
Management fees and overhead allocations, net of tax	5,314	6,656	6,043	6,076	5,781
Net income (loss)	$3,392	$2,727	$(1,205)	$(852)	$(1,512)

INVESTMENT BANKING
Income Statement
Total interest income	$3	$2	$2	$1	$1
Total interest expense	—	—	—	—	—
Net interest income	3	2	2	1	1
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	3	2	2	1	1
Noninterest income	2,766	794	1,789	301	175
Noninterest expense	2,294	1,085	1,179	976	999
Income (loss) before income taxes	475	(289)	612	(674)	(823)
Provision (benefit) for income taxes	191	(113)	245	(271)	(377)
Net income (loss) before management fees and overhead allocations	$284	$(176)	$367	$(403)	$(446)
Management fees and overhead allocations, net of tax	41	40	41	41	33
Net income (loss)	$243	$(216)	$326	$(444)	$(479)

WEALTH MANAGEMENT
Income Statement
Total interest income	$1	$1	$—	$—	$—
Total interest expense	11	2	18	9	7
Net interest income	(10)	(1)	(18)	(9)	(7)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(10)	(1)	(18)	(9)	(7)
Noninterest income	2,458	2,443	2,653	2,198	2,021
Noninterest expense	2,654	2,748	2,685	2,279	2,343
Income (loss) before income taxes	(206)	(306)	(50)	(90)	(329)
Provision (benefit) for income taxes	(85)	(122)	45	(99)	(161)
Net income (loss) before management fees and overhead allocations	$(121)	$(184)	$(95)	$9	$(168)
Management fees and overhead allocations, net of tax	176	168	207	170	124
Net income (loss)	$(297)	$(352)	$(302)	$(161)	$(292)

INSURANCE
Income Statement
Total interest income	$1	$1	$—	$—	$—
Total interest expense	2	3	3	3	3
Net interest income	(1)	(2)	(3)	(3)	(3)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(1)	(2)	(3)	(3)	(3)
Noninterest income	1,996	2,028	2,333	2,344	1,921
Noninterest expense	2,333	2,118	2,180	2,374	1,968
Income (loss) before income taxes	(338)	(92)	150	(33)	(50)
Provision (benefit) for income taxes	(134)	(34)	(7)	58	(4)
Net income (loss) before management fees and overhead allocations	$(204)	$(58)	$157	$(91)	$(46)
Management fees and overhead allocations, net of tax	87	83	87	86	75
Net income (loss)	$(291)	$(141)	$70	$(177)	$(121)

CORPORATE SUPPORT AND OTHER
Income Statement
Total interest income	$270	$292	$346	$362	$287
Total interest expense	1,457	1,443	1,414	1,069	956
Net interest income	(1,187)	(1,151)	(1,068)	(707)	(669)
Provision for loan losses	(1,158)	1,484	2,118	2,459	1,964
Net interest income (loss) after provision	(29)	(2,635)	(3,186)	(3,166)	(2,633)
Noninterest income	217	(32)	635	(354)	(167)
Noninterest expense	10,328	13,366	11,633	11,865	10,696
Income (loss) before income taxes	(10,140)	(16,033)	(14,184)	(15,385)	(13,496)
Provision (benefit) for income taxes	(4,807)	(5,171)	(5,669)	(5,627)	(5,243)
Net income (loss) before management fees and overhead allocations	$(5,333)	$(10,862)	$(8,515)	$(9,758)	$(8,253)
Management fees and overhead allocations, net of tax	(5,618)	(6,947)	(6,378)	(6,373)	(6,013)
Net income (loss)	$285	$(3,915)	$(2,137)	$(3,385)	$(2,240)
Net (income) loss attributable to noncontrolling interest	(10)	—	(521)	322	106
Net income (loss) after noncontrolling interest	$275	$(3,915)	$(2,658)	$(3,063)	$(2,134)

CONSOLIDATED
Income Statement
Total interest income	$28,252	$28,550	$29,258	$29,919	$30,973
Total interest expense	4,234	4,663	5,085	5,166	5,981
Net interest income	24,018	23,887	24,173	24,753	24,992
Provision for loan losses	3,519	7,344	10,444	13,820	16,557
Net interest income (loss) after provision	20,499	16,543	13,729	10,933	8,435
Noninterest income	10,357	8,013	9,753	6,885	6,492
Noninterest expense	27,169	26,219	29,451	26,273	23,843
Income (loss) before income taxes	3,687	(1,663)	(5,969)	(8,455)	(8,916)
Provision (benefit) for income taxes	355	234	(2,721)	(3,436)	(4,272)
Net income (loss) before management fees and overhead allocations	$3,332	$(1,897)	$(3,248)	$(5,019)	$(4,644)
Management fees and overhead allocations, net of tax	—	—	—	—	—
Net income (loss)	$3,332	$(1,897)	$(3,248)	$(5,019)	$(4,644)
Net (income) loss attributable to noncontrolling interest	(10)	—	(521)	322	106
Net income (loss) after noncontrolling interest	$3,322	$(1,897)	$(3,769)	$(4,697)	$(4,538)

CoBiz Financial Inc.

December 31, 2010

(unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except per share amounts)	2010	2010	2010	2010	2009
Interest income	$28,252	$28,550	$29,258	$29,919	$30,973
Interest expense	4,234	4,663	5,085	5,166	5,981
Net interest income before provision	24,018	23,887	24,173	24,753	24,992
Provision for loan losses	3,519	7,344	10,444	13,820	16,557
Net interest income (loss) after provision	20,499	16,543	13,729	10,933	8,435
Noninterest income:
Deposit service charges	$1,178	$1,252	$1,269	$1,258	$1,212
Investment advisory and trust income	1,315	1,298	1,457	1,369	1,362
Insurance income	3,139	3,173	3,529	3,173	2,580
Investment banking income	2,766	794	1,789	301	175
Other income	1,959	1,496	1,709	784	1,163
Total noninterest income	10,357	8,013	9,753	6,885	6,492
Noninterest expense:
Salaries and employee benefits	$15,937	$14,580	$14,618	$14,947	$13,049
Stock-based compensation expense	411	324	437	419	410
Occupancy expenses, premises and equipment	3,289	3,459	3,412	3,434	3,333
Amortization of intangibles	160	161	160	161	167
Other operating expenses	5,712	6,398	6,776	5,889	5,261
Impairment of goodwill	—	—	—	—	—
Net loss on securities, other assets and OREO	1,660	1,297	4,048	1,423	1,623
Total noninterest expense	27,169	26,219	29,451	26,273	23,843
Net income (loss) before income taxes	3,687	(1,663)	(5,969)	(8,455)	(8,916)
Provision (benefit) for income taxes	355	234	(2,721)	(3,436)	(4,272)
Net income (loss)	3,332	(1,897)	(3,248)	(5,019)	(4,644)
Net (income) loss attributable to noncontrolling interest	(10)	—	(521)	322	106
Net income (loss) after noncontrolling interest	$3,322	$(1,897)	$(3,769)	$(4,697)	$(4,538)

Preferred stock dividends	(944)	(942)	(940)	(938)	(936)
Net income (loss) available to common shareholders	$2,378	$(2,839)	$(4,709)	$(5,635)	$(5,474)

Earnings (loss) per common share
Basic	$0.06	$(0.08)	$(0.13)	$(0.15)	$(0.15)
Diluted	$0.06	$(0.08)	$(0.13)	$(0.15)	$(0.15)

Weighted average shares outstanding (in thousands)
Basic	36,591	36,562	36,527	36,476	36,440
Diluted	36,726	36,562	36,527	36,476	36,440

PROFITABILITY MEASURES
Net Interest Margin	4.26%	4.33%	4.39%	4.52%	4.36%
Efficiency Ratio	74.23%	78.12%	76.04%	77.75%	70.34%
Return on Average Assets	0.54%	(0.31)%	(0.62)%	(0.78)%	(0.73)%
Return on Average Shareholders’ Equity	6.08%	(3.45)%	(6.70)%	(8.26)%	(7.67)%
Noninterest Income as a Percentage of Operating Revenues	30.13%	25.12%	28.75%	21.76%	20.62%

ALLOWANCE FOR LOAN AND CREDIT LOSSES
Beginning allowance for loan losses	$65,325	$67,961	$71,903	$75,116	$81,499
Provision for loan losses	3,519	7,344	10,444	13,820	16,557
Net charge-offs	(2,952)	(9,980)	(14,386)	(17,033)	(22,940)
Ending allowance for loan losses	$65,892	$65,325	$67,961	$71,903	$75,116

Beginning allowance for credit losses	$155	$155	$155	$155	$185
Provision for credit losses	(94)	—	—	—	(30)
Ending allowance for credit losses	$61	$155	$155	$155	$155

Total provision for loan and credit losses	$3,425	$7,344	$10,444	$13,820	$16,527

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except per share amounts)	2010	2010	2010	2010	2009
PERIOD END BALANCES
Total Assets	$2,410,684	$2,419,245	$2,458,079	$2,421,040	$2,466,015
Loans	1,643,727	1,639,218	1,687,839	1,727,874	1,780,866
Loans Held for Sale	—	3,405	189	—	1,820
Intangible Assets	4,119	4,279	4,440	4,749	4,910
Deposits	1,889,368	1,901,453	1,966,444	1,940,520	1,968,833
Subordinated Debentures	93,150	93,150	93,150	93,150	93,150
Common Shareholders’ Equity	154,920	153,263	156,087	162,466	168,579
Total Shareholders’ Equity	217,334	215,539	218,227	224,471	230,451
Interest-Earning Assets	2,239,254	2,210,856	2,252,129	2,224,511	2,272,201
Interest-Bearing Liabilities	1,472,686	1,538,742	1,628,165	1,646,056	1,659,248

LOANS
Commercial	$565,145	$569,607	$570,928	$566,321	$559,612
Real estate - mortgage	783,675	798,435	813,980	832,918	832,509
Land Acquisition & Development	83,871	92,267	111,441	122,657	152,667
Real estate - construction	86,862	85,763	99,519	116,725	144,069
Consumer	94,607	75,233	72,289	72,198	76,103
Other	29,567	17,913	19,682	17,055	15,906
Gross loans	1,643,727	1,639,218	1,687,839	1,727,874	1,780,866
Less allowance for loan losses	(65,892)	(65,325)	(67,961)	(71,903)	(75,116)
Net loans held for investment	1,577,835	1,573,893	1,619,878	1,655,971	1,705,750
Loans held for sale	—	3,405	189	—	1,820
Total net loans	$1,577,835	$1,577,298	$1,620,067	$1,655,971	$1,707,570

DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$663,572	$693,063	$728,336	$720,202	$708,445
Savings	9,144	9,160	9,568	10,780	10,552
Eurodollar	105,793	116,681	108,864	102,029	107,500
Certificates of deposits under $100,000	41,845	44,209	46,693	49,779	52,430
Certificates of deposits $100,000 and over	229,701	261,632	309,718	336,443	358,424
Reciprocal CDARS	157,679	155,188	179,515	186,900	178,382
Brokered deposits	100	100	698	1,397	10,332
Total interest-bearing deposits	1,207,834	1,280,033	1,383,392	1,407,530	1,426,065
Noninterest-bearing demand deposits	681,534	621,420	583,052	532,990	542,768
Customer repurchase agreements	157,690	165,559	151,623	142,944	139,794
Total deposits and customer repurchase agreements	$2,047,058	$2,067,012	$2,118,067	$2,083,464	$2,108,627

BALANCE SHEET AVERAGES
Average Assets	$2,447,942	$2,422,415	$2,434,743	$2,431,019	$2,472,318
Average Loans	1,621,893	1,671,370	1,728,237	1,754,384	1,836,782
Average Deposits	1,945,744	1,922,037	1,952,736	1,934,222	1,966,157
Average Subordinated Debentures	93,150	93,150	93,150	93,150	93,150
Average Shareholders’ Equity	216,610	218,141	225,504	230,745	234,844
Average Interest-Earning Assets	2,246,857	2,200,104	2,221,203	2,234,775	2,289,621
Average Interest-Bearing Liabilities	1,530,333	1,565,848	1,640,858	1,651,471	1,679,788

CREDIT QUALITY
Nonperforming Loans
Nonaccrual loans	$42,532	$60,222	$60,914	$69,003	$78,689
Loans 90 days or more past due and accruing interest	202	3,761	1,060	2,054	509
Total nonperforming loans	42,734	63,983	61,974	71,057	79,198
OREO and Repossessed Assets	25,095	28,919	30,912	28,951	25,318
Total nonperforming assets	$67,829	$92,902	$92,886	$100,008	$104,516

Performing renegotiated loans	$16,484	$6,655	$—	$—	$—

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	2.81%	3.84%	3.78%	4.13%	4.24%
Nonperforming Loans to Total Loans	2.60%	3.90%	3.67%	4.11%	4.44%
Nonperforming Loans and OREO to Total Loans and OREO	4.06%	5.56%	5.40%	5.69%	5.78%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)	4.01%	3.99%	4.04%	4.17%	4.23%
Allowance for Loan and Credit Losses to Nonperforming Loans	154.33%	102.34%	109.91%	101.41%	97.28%

EQUITY MEASURES
Common shares outstanding at period end (in thousands)	36,877	36,842	36,824	36,760	36,724
Book Value Per Common Share	$4.20	$4.16	$4.24	$4.42	$4.59
Tangible Book Value Per Common Share *	$4.09	$4.04	$4.12	$4.29	$4.46

Tangible Common Equity to Tangible Assets *	6.27%	6.17%	6.18%	6.53%	6.65%
Tangible Equity to Tangible Assets *	8.86%	8.75%	8.71%	9.09%	9.16%
Tier 1 Capital Ratio	**	13.18%	13.51%	13.43%	13.81%
Total Risk Based Capital Ratio	**	15.59%	15.87%	15.77%	16.13%

* See accompanying Non-GAAP reconciliation.

** Ratios unavailable at the time of release.

CoBiz Financial Inc.

December 31, 2010

(unaudited)

	Three months ended
	December 31, 2010			September 30, 2010			December 31, 2009
		Interest	Average		Interest			Interest	Average
	Average	earned	yield	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$95,601	$76	0.31%	$40,923	$45	0.43%	$28,390	$31	0.43%
Investment securities	594,719	5,539	3.73%	556,950	5,289	3.80%	507,858	5,947	4.68%
Loans	1,621,893	22,742	5.49%	1,671,370	23,328	5.46%	1,836,782	25,178	5.36%
Allowance for loan losses	(65,356)			(69,139)			(83,409)
Total interest-earning assets	$2,246,857	$28,357	4.80%	$2,200,104	$28,662	4.95%	$2,289,621	$31,156	5.15%
Noninterest-earning assets
Other	201,085			222,311			182,697
Total assets	$2,447,942			$2,422,415			$2,472,318

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$705,463	$1,139	0.64%	$692,659	$1,182	0.68%	$667,682	$1,498	0.89%
Savings	9,263	7	0.30%	9,309	7	0.30%	9,916	12	0.48%
Eurodollar	113,303	229	0.79%	118,278	267	0.88%	113,745	312	1.07%
Certificates of deposit
Brokered	100	1	1.38%	387	2	2.05%	17,265	87	2.00%
Reciprocal	152,801	301	0.78%	160,051	370	0.92%	182,016	637	1.39%
Under $100,000	42,805	122	1.13%	45,225	147	1.29%	53,715	258	1.91%
$100,000 and over	250,399	680	1.08%	285,195	890	1.24%	386,874	1,852	1.90%
Total interest-bearing deposits	$1,274,134	$2,479	0.77%	$1,311,104	$2,865	0.87%	$1,431,213	$4,656	1.29%
Other borrowings
Securities sold under agreements to repurchase	162,771	234	0.56%	158,954	275	0.68%	135,529	330	0.95%
Other short-term borrowings	278	1	0.70%	2,640	2	0.30%	19,896	19	0.37%
Long term-debt	93,150	1,520	6.39%	93,150	1,521	6.39%	93,150	976	4.10%
Total interest-bearing liabilities	$1,530,333	$4,234	1.09%	$1,565,848	$4,663	1.17%	$1,679,788	$5,981	1.41%
Noninterest-bearing demand accounts	671,610			610,933			534,944
Total deposits and interest-bearing liabilities	2,201,943			2,176,781			2,214,732
Other noninterest-bearing liabilities	29,192			27,297			21,509
Total liabilities	2,231,135			2,204,078			2,236,241
Total equity	216,807			218,337			236,077
Total liabilities and equity	$2,447,942			$2,422,415			$2,472,318
Net interest income - taxable equivalent		$24,123			$23,999			$25,175
Net interest spread			3.71%			3.78%			3.74%
Net interest margin - taxable equivalent			4.26%			4.33%			4.36%
Ratio of average interest-earning assets to average interest-bearing liabilities	146.82%			140.51%			136.30%

	Year ended December 31,
		2010			2009
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$44,995	$182	0.40%	$13,011	$105	0.81%
Investment securities	557,673	22,235	3.99%	482,859	24,107	4.99%
Loans	1,693,546	94,063	5.55%	1,948,120	105,965	5.44%
Allowance for loan losses	(70,516)			(67,862)
Total interest-earning assets	$2,225,698	$116,480	5.06%	$2,376,128	$130,177	5.32%
Noninterest-earning assets
Other	208,346			180,578
Total assets	$2,434,044			$2,556,706

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$708,936	$4,910	0.69%	$567,363	$6,011	1.06%
Savings	9,683	31	0.32%	9,711	47	0.48%
Eurodollar	111,768	1,023	0.92%	105,946	1,305	1.23%
Certificates of deposit
Brokered	1,762	38	2.16%	33,115	468	1.41%
Reciprocal	167,038	1,616	0.97%	132,994	1,888	1.42%
Under $100,000	46,863	664	1.42%	61,254	1,503	2.45%
$100,000 and over	301,546	4,056	1.35%	392,409	8,458	2.16%
Total interest-bearing deposits	$1,347,596	$12,338	0.92%	$1,302,792	$19,680	1.51%
Other borrowings
Securities sold under agreements to repurchase	148,454	1,096	0.74%	125,053	1,137	0.91%
Other short-term borrowings	7,509	23	0.31%	293,768	885	0.30%
Long term-debt	93,150	5,691	6.11%	93,150	4,365	4.69%
Total interest-bearing liabilities	$1,596,709	$19,148	1.20%	$1,814,763	$26,067	1.44%
Noninterest-bearing demand accounts	591,074			486,335
Total deposits and interest-bearing liabilities	2,187,783			2,301,098
Other noninterest-bearing liabilities	22,980			18,841
Total liabilities	2,210,763			2,319,939
Total equity	223,281			236,767
Total liabilities and equity	$2,434,044			$2,556,706
Net interest income - taxable equivalent		$97,332			$104,110
Net interest spread			3.86%			3.88%
Net interest margin - taxable equivalent			4.37%			4.38%
Ratio of average interest-earning assets to average interest-bearing liabilities	139.39%			130.93%

CoBiz Financial Inc.

December 31, 2010

(unaudited)

Reconciliation of Non-GAAP Measures to GAAP

(in thousands, except per share amounts)

The Company believes these Non-GAAP measurements are useful to obtain an understanding of the operating results of the Company’s core business and reflects the basis on which management internally reviews financial performance and capital adequacy. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies.

The following table includes Non-GAAP financial measurements related to tangible equity, tangible common equity and tangible assets.  These items have been adjusted to exclude intangible assets and preferred stock.

		At
		December 31,	September 30,	June 30,	March 31,	December 31,
		2010	2010	2010	2010	2009

	Shareholders’ equity as reported - GAAP	$217,334	$215,539	$218,227	$224,471	$230,451
	Intangible assets	(4,119)	(4,279)	(4,440)	(4,749)	(4,910)

A	Tangible equity - Non-GAAP	213,215	211,260	213,787	219,722	225,541
	Preferred stock	(62,414)	(62,276)	(62,140)	(62,005)	(61,872)

B	Tangible common equity - Non-GAAP	$150,801	$148,984	$151,647	$157,717	$163,669

	Total assets as reported - GAAP	$2,410,684	$2,419,245	$2,458,079	$2,421,040	$2,466,015
	Intangible assets	(4,119)	(4,279)	(4,440)	(4,749)	(4,910)

C	Total tangible assets - Non-GAAP	$2,406,565	$2,414,966	$2,453,639	$2,416,291	$2,461,105

D	Common shares outstanding	36,877	36,842	36,824	36,760	36,724

B / C	Tangible common equity to tangible assets - Non-GAAP	6.27%	6.17%	6.18%	6.53%	6.65%
A / C	Tangible equity to tangible assets - Non-GAAP	8.86%	8.75%	8.71%	9.09%	9.16%
B / D	Tangible book value per common share - Non-GAAP	$4.09	$4.04	$4.12	$4.29	$4.46